UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 19, 2020

CYREN LTD.

(Exact Name of Registrant as Specified in its Charter)

Israel	000–26495	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Ha-Menofim St., 5th Floor Herzliya, Israel	4672561
(Address of Principal Executive Offices)	(Zip Code)

011–972–9–863–6888

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Ordinary Shares, par value ILS 0.15 per share	CYRN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On March 19, 2020, we closed the previously announced issuance and sale of $10.25 million aggregate principal amount of our 5.75% Convertible Debentures due March 19, 2024, or the Debentures, pursuant to Securities Purchase Agreements, dated March 16, 2020, or the Purchase Agreements, by and among us and certain purchasers named therein, or the Purchasers, which included the purchase by Brett Jackson, our Chief Executive Officer, of a Debenture in the principal amount of $250,000 pursuant to a Purchase Agreement. We refer to the issuance and sale of the Debentures herein as the Financing. Upon the closing, we received net proceeds of approximately $9.6 million after deducting placement agent and escrow agent fees and expenses.

As previously disclosed in connection with the Financing, on March 16, 2020, we entered into a registration rights agreement with the Purchasers.

Descriptions of the Purchase Agreements and the Registration Rights Agreement were included in our Current Report on Form 8-K dated March 17, 2020. Copies of the forms of Purchase Agreement and Registration Rights Agreement are filed as exhibits to this Current Report on Form 8-K, which copies are incorporated by reference herein.

We are filing a copy of the form of Purchase Agreement to provide security holders with information regarding its terms. It is not intended to provide any other factual information about us. The representations, warranties and covenants contained in the Purchase Agreement were made solely for purposes of the Financing and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of our company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Convertible Debentures and Subsidiary Guarantee

The Debentures are guaranteed on an unsecured basis by certain existing and future subsidiaries. The Debentures rank junior in right of payment to our convertible notes due December 2021. The Debentures have an initial conversion price of $0.75 per share, subject to adjustments, provided that the conversion price for the Debenture purchased by Mr. Jackson cannot be less than $0.73 per share. Interest on the Debentures is payable on September 19 and March 19 of each year, beginning on September 19, 2020 in cash or, subject to the satisfaction of certain equity conditions set forth in the Debentures, in ordinary shares at a rate of 5.75% per annum, calculated on the basis of a 360-day year, and will accrue daily until payment in full of the outstanding principal, together with all accrued and unpaid interest. We must pay late fees at a rate of the lesser of 18% per annum or the maximum rate permitted by law on overdue accrued and unpaid interest. If the closing bid price of our ordinary shares has been at least $2.25 (subject to adjustment) for at least 20 trading days during any 30 consecutive trading day period and certain conditions are satisfied, we may force the conversion of all or any part of the outstanding principal amount of the Debentures, accrued and unpaid interest and any other amounts then owing, subject to certain conditions.

As long as the Debentures are outstanding, we must obtain consent of the holders of at least 51% in principal amount of the Debentures to engage in, and for our subsidiaries to engage in, any of the following:

(i)	Other than permitted indebtedness (as defined in the Debentures), enter into any indebtedness for borrowed money, including a guarantee, with respect to any assets or property;

(ii)	Other than permitted liens (as defined in the Debentures), enter into any liens with respect to any assets or property;

(iii)	Amend our charter documents in any manner that materially and adversely affects the rights of any Debenture holders;

(iv)	Repay, repurchase or acquire more than a de minimis number of ordinary shares other than in relation to a conversion or as required in this transaction and repurchases of ordinary shares of departing officers and directors, provided that repurchases from officers and directors do not exceed an aggregate of $100,000 during the term of the Debentures;

(v)	Other than permitted indebtedness (as defined in the Debentures), repay, repurchase or acquire any indebtedness, other than the Debentures if on a pro-rata basis, other than regularly scheduled principal and interest payments, provided that the payments are not permitted if there is any event of default;

(vi)	Pay cash dividends or distributions on any equity securities; or

(vii)	Enter into any transaction with affiliates which would need to be disclosed in a public filing, unless (a) made on an arm’s-length basis and approved by a majority of disinterested directors or (b) made on an arm’s length basis with WP XII Investments B.V., that is approved by shareholders as required under Israeli law.

The Debentures include customary terms and covenants, including certain events of default, after which the Debentures may be due and payable immediately. The following events are considered “events of default,” which may result in acceleration of the maturity of the Debentures:

(i)	any default in the payment of principal or interest and other amounts owed on the Debentures which default, solely in the case of an interest payment or other amounts owed, is not cured within three trading days;

(ii)	we fail to observe or perform any other covenant or agreement contained in the Debentures (other than a breach by us of our obligations to deliver ordinary shares to the holders upon conversion, which breach is addressed below) or in any transaction document, which failure is not cured, if possible to cure, within twenty trading days;

(iii)	a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under any of the transaction documents;

(iv)	any representation or warranty made or delivered to any holder is untrue or incorrect in any material respect as of the date when made, unless such untrue or incorrect statement would not reasonably be expected to have a material adverse effect;

(v)	certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries;

(vi)	we or any of our significant subsidiaries default on any of our obligations under any mortgage, credit facility, or other instrument for borrowed money that (a) is greater than $500,000 and (b) results in such amount becoming due and payable (after the expiration of all applicable grace periods) prior to the date on which it would otherwise become due and payable, and such acceleration is not paid within thirty days after written notice by us to the holders of at least 25% of the Debentures;

(vii)	the ordinary shares are delisted from trading on certain trading markets (as defined in the Debentures) and are not be eligible to resume listing or quotation for trading thereon within five trading days;

(viii)	we consummate (a) a change of control transaction (as defined in the Debentures) where payment per share is less than the conversion price or (b) directly or indirectly transfer all or substantially all of our assets where payment per share is less than the conversion price (or no consideration is paid per share), provided that if the company has exercised an alternate election (as described in the Debentures), there will be no event of default;

(ix)	if the effectiveness of a registration statement lapses or the holders are unable to resell the ordinary shares under the registration statement, in each case, for a period of twenty consecutive trading days or thirty non-consecutive trading days in any 12-month period. However, if we are negotiating a merger, consolidation, acquisition or sale of assets, and the registration will need to be amended with non-public information, we will have an additional twenty consecutive trading days during any twelve-month period;

(x)	we fail for any reason to deliver the ordinary shares to a converting holder prior to the tenth trading day after the applicable required delivery date; or

(xi)	any monetary judgment, writ or similar final process is entered or filed against us, any subsidiary or any of our respective property or other assets for more than $500,000 (excluding any amounts covered by insurance), and such judgment, writ or similar final process remains unvacated, unbonded or unstayed for a period of sixty calendar days.

Pursuant to the Subsidiary Guarantee entered into on March 19, 2020, or the Subsidiary Guarantee, by our subsidiaries Cyren Inc. and Cyren Gesellschaft mbH, the obligations under the Debentures and the other transactions are guaranteed by such subsidiaries and material future subsidiaries.

Copies of the forms of Debenture and the Subsidiary Guarantee are filed as an exhibit to this Current Report on Form 8-K, which is incorporated by reference herein. The foregoing description of the Debentures and the Subsidiary Guarantee does not purport to be complete and is qualified in its entirety by reference to the applicable exhibit.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

We issued and sold the Debentures, and the ordinary shares to be issued upon conversion or to be paid as interest, in reliance on the exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder. In connection with the Purchasers’ execution of the Purchase Agreements, the Purchasers represented to us that they are each an “accredited investor” as defined in Regulation D of the Securities Act and that the Debentures to be purchased by them will be acquired solely for their own account and for investment purposes and not with a view to the future sale or distribution.

The issuance and sale of the Debentures have not been, and such securities will not be, registered under the Securities Act or the securities laws of any other jurisdiction, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Document
4.1	Form of 5.75% Convertible Debenture due March 19, 2024
10.1	Form of Securities Purchase Agreement, dated as of March 16, 2020, by and among Cyren Ltd. And the purchasers named therein
10.2	Form of Registration Rights Agreement, dated as of March 16, 2020, by and among Cyren Ltd. And the purchasers named therein
10.3	Form of Subsidiary Guarantee, dated as of March 19, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYREN LTD.

Dated: March 19, 2020	By:	/s/ J. Michael Myshrall
	Name:	J. Michael Myshrall
	Title:	Chief Financial Officer